Exhibit 4.5.6

THIS AMENDMENT AGREEMENT is made on the 6th day of September 2016

BETWEEN

(1)	Seaport Canaveral, Corp (the Company)

AND

(2)	Vitol Inc. (the Client)

WITNESSETH:

WHEREAS:

(A)
The Company and the Client are parties to a Terminalling Services Contract originally dated 1 February 2010 (the Contract) and later further amended to expire March 31, 2019, bearing contract reference number C100101, pursuant to which the Company is required to provide to the Client Terminalling services for various petroleum products at the Company’s terminal at Cape Canaveral, Florida, U.S.A.

(B)	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Client now wish to amend the Contract in accordance with this Amendment Agreement.

NOW THEREFORE it is agreed as follows:

1.
The Company and the Client agree that on the first of every month and effective January 1, 2017 Company will invoice Client a Truck Rack Access fee of $110,000 monthly through the duration of the existing contract (i.e. March 31, 2019).

2.
The Company agrees to execute and construct the “Rack Expansion Project” full scope as discussed during the June 1st meeting held at Seaport office and as referenced in Presentation: Rack Expansion Rev 01, “Six Lanes to Ten Lanes” (excluding slides 9 & 10) which is attached hereto and incorporated herein for all purposes (the Expansion). The Parties agree that time is of the essence in the construction and commencement of operations with respect to the Expansion.

3.	Save to the extent amended by this Amendment Agreement, all other terms and conditions of the Contract shall remain in full force and effect.

4.	Terms not otherwise defined in this Amendment Agreement have the same meaning as in the Contract.

5.	This Amendment Agreement shall be read and construed as if this Amendment
Agreement and the Contract as amended constitute one agreement.

IN WITNESS WHEREOF the Client and the Company have caused this Amendment Agreement to be executed by their duly authorized representatives, as of the date first above written.

VTTI BV
SEAPORT CANAVERAL, CORP                VITOL INC.

/s/ J.P.C. Saaltink                    /s/ M. A. Loya